Exhibit 99.3

CERTAIN INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL

COINBASE PRIME BROKER AGREEMENT

General Terms and Conditions

1.	Introduction

1.1	This agreement dated as of __________________ (the “Effective Date”) (including, the Coinbase Custody Services Agreement attached hereto as Exhibit A (the “Custody Agreement”), the Coinbase Master Trading Agreement attached hereto as Exhibit B (the “MTA”), and all other exhibits, addenda, and supplements attached hereto or referenced herein, (collectively, the “Coinbase PBA”)), is entered into by and between Semler Scientific, Inc. (“Client”), and Coinbase, Inc. (“Coinbase”), for and on behalf of itself and on behalf of Coinbase Custody Trust Company, LLC (“Coinbase Custody”), and, if applicable, Coinbase Credit, Inc. (“Coinbase Credit,”) or Coinbase Custody International Ltd. (“CCI”) and collectively with Coinbase and Coinbase Custody, the “Coinbase Entities”).

1.2	This Coinbase PBA sets forth the terms and conditions pursuant to which the Coinbase Entities will provide to Client custody, trade execution, lending, post-trade credit (if applicable), and other services (collectively, the “PB Services”) for certain digital assets (“Digital Assets”) and cash as set forth herein. As part of the PB Services, Coinbase will establish and maintain for Client the Trading Account (as defined and described in Section 2 of the MTA), and Coinbase Custody will establish and maintain for Client the Vault Account (as defined and described in Sections 1.1 and 2 of the Custody Agreement) (collectively with the Trading account, the “Accounts”).

1.3	Client’s Digital Assets are referred to as “Client Digital Assets,” Client’s cash is referred to as “Client Cash,” and Client Digital Assets and Client Cash are together referred to as “Client Assets.”

1.4	Client and the Coinbase Entities (individually or collectively, as the context requires) may also be referred to as a “Party.” Capitalized terms not defined in these General Terms and Conditions (the “General Terms”) shall have the meanings assigned to them in the respective exhibit, addendum, or supplement. Any singular term in this Coinbase PBA will be deemed to include the plural, and any plural term the singular and the words “such as,” “include,” “includes,” or “including” are deemed to be followed by the words “without limitation,” whether or not expressly stated. The word “will” shall be construed to have the same meaning and effect as the word “shall.” In the event of a conflict between these General Terms and any exhibit, addendum, or supplement hereto, the document governing the specific relevant PB Service shall control in respect of such PB Service.

2.	Conflicts of Interest Acknowledgement

Client acknowledges that the Coinbase Entities may have actual or potential conflicts of interest in connection with providing the PB Services including that (i) Orders (as such term is defined in the MTA) may be routed to Coinbase’s exchange platform where Orders may be executed against other Coinbase clients or with Coinbase acting as principal, (ii) the beneficial identity of the purchaser or seller with respect to an Order is unknown and therefore may be another Coinbase client, (iii) Coinbase does not engage in front-running, but is aware of Orders or imminent Orders and may execute a trade for its own inventory (or the account of an affiliate) while in possession of that knowledge, and (iv) Coinbase may act in a principal capacity with respect to certain Orders (e.g., to fill residual Order size when a portion of an Order may be below the minimum size accepted by the CTV (as defined in Section 1.1 of the MTA)). As a result of these and other conflicts, the Coinbase Entities may have an incentive to favor their own interests and the interests of their affiliates over a particular client’s (including Client’s) interests. Coinbase has in place certain policies and procedures that are designed to mitigate such conflicts.

3.	Account Statements

Coinbase will make available to Client an electronic account statement [***]. Each account statement will identify [***].

4.	Client Instructions

4.1	In a written notice to the relevant Coinbase Entity, Client may designate persons or entities authorized to act on behalf of Client with respect to the PB Services (the “Authorized Representative”). Upon such designation, [***].

4.2	The Coinbase Entities may act upon instructions received from Client or Client’s Authorized Representative (“Instructions”). When taking action upon Instructions, the applicable Coinbase Entity shall act in a reasonable manner, and in conformance with the following: [(a) Instructions shall continue in full force and effect until executed, canceled, or superseded; (b) if any Instructions are ambiguous, the applicable Coinbase Entity shall refuse to execute such Instructions until any such ambiguity has been resolved to the Coinbase Entity’s satisfaction; (c) the Coinbase Entities may refuse to execute Instructions if in the applicable Coinbase Entity’s opinion such Instructions are outside the scope of its obligations under this Coinbase PBA or are contrary to any applicable law, rule, regulation, court order, or binding order of a government authority; and (d) the Coinbase Entities may rely on any Instructions, notice, or other communication believed by it [***] to be given by Client or Client’s Authorized Representative. Client shall be fully responsible and liable for, and the Coinbase Entities shall have no liability with respect to, any and all Claims and Losses (each as defined below) arising out of or relating to inaccurate or ambiguous Instructions. If Client is a trust, Client agrees that the Coinbase Entities shall have no liability for following the trustee’s instructions.

4.3	Each Coinbase Entity will comply with Client’s Instructions to stake, stack, or vote Client Digital Assets to the extent the applicable Coinbase Entity supports proof of stake validation, proof of transfer validation, or voting for such Digital Assets. The Coinbase Entities may, in their sole discretion, decide whether or not to support or cease supporting staking services, stacking, or voting for a Digital Asset.

5.	Representations, Warranties, and Additional Covenants

Client represents, warrants, and covenants (which shall be deemed to repeat each of the following on each day on which it provides an Instruction) that:

5.1	Client has the full power, authority, and capacity to enter into this Coinbase PBA and to engage in transactions with respect to all Digital Assets relating to the PB Services;

5.2	Client is and shall remain in full compliance with all applicable laws, rules, and regulations in each jurisdiction in which Client operates or otherwise uses the PB Services, including U.S. securities laws and regulations, as well as any applicable state and federal laws, including AML and Sanctions Laws and Regulations (as defined below), and other anti-terrorism statutes, regulations, and conventions of the U.S. or other international jurisdictions;

5.3	Client is and shall remain in good standing with all relevant government agencies, departments, regulatory, self-regulatory, and supervisory bodies in all relevant jurisdictions in which it does business, and it will immediately notify Coinbase if it ceases to be in good standing with any regulatory authority;

5.4	Client is not a resident in nor organized under the laws of any country with which transactions or dealings are prohibited by governmental sanctions imposed by the U.S., the United Nations, the European Union, the United Kingdom, or any other applicable jurisdiction (collectively, “Sanctions Regimes”), nor is it owned or controlled by a person, entity or government prohibited under an applicable Sanctions Regime;

5.5	If it is a legal entity, it has implemented an AML and sanctions program that is reasonably designed to comply with applicable AML, anti-terrorist, anti-bribery/corruption, and Sanctions Regime laws and regulations, including, but not limited to, the Bank Secrecy Act, as amended by the USA PATRIOT Act (collectively, “AML and Sanctions Laws and Regulations”). Said program includes: (a) a customer due diligence program designed to identify and verify the identities of Client’s customers; (b) enhanced due diligence on high-risk customers, including but not limited to customers designated as politically exposed persons or residing in high-risk jurisdictions; (c) processes to conduct ongoing monitoring of customer transactional activity and report any activity deemed to be suspicious; (d) ongoing customer sanctions screening against applicable Sanctions Regimes lists; and (e) processes to maintain records related to the above controls as required by law;

5.6	Client does not maintain any asset in an Account which is derived from any unlawful activity and it will not instruct or otherwise cause Coinbase to hold any assets or engage in any transaction that would cause Coinbase to violate applicable laws and regulations, including applicable AML and Sanctions Laws and Regulations;

5.7	Client shall promptly provide such information as the Coinbase Entities may reasonably request from time to time regarding: (a) its policies, procedures, and activities which relate to the PB Services, including information on Client’s underlying customers, where applicable; and (b) its use of the PB Services, in each case to the extent reasonably necessary for the Coinbase Entities to comply with any applicable laws, rules, and regulations (including money laundering statutes, regulations, and conventions of the U.S. or other jurisdictions), or the guidance or direction of, or request from, any regulatory authority or financial institution;

5.8	By executing this Agreement, Client further provides written consent to allow the Coinbase Entities to request and obtain any and all beneficial owner information regarding the Client that is maintained on any national beneficial ownership registry, including, but not limited to, the Beneficial Ownership Information Registry maintained by the U.S. Financial Crimes Enforcement Network (“FinCEN”), in order to assist the Coinbase Entities in complying with their anti-money laundering and customer due diligence obligations, with the understanding that the Coinbase Entities will only use such information for those purposes and will maintain the information pursuant to the confidentiality provisions of this Agreement.

5.9	Client’s use of the PB Services shall be for commercial, business purposes only, limited to activities disclosed in the due diligence information submitted to Coinbase, and shall not include any personal, family, or household purposes. It shall promptly notify Coinbase in writing in the event it intends to use the PB Services in connection with any business activities not previously disclosed to Coinbase. Coinbase may, in its sole discretion, prohibit Client from using the PB Services in connection with any business activities not previously disclosed;

5.10	Client’s Authorized Representatives have the: (a) full power, authority, and capacity to access and use the PB Services; and (b) appropriate sophistication, expertise, and knowledge necessary to understand the nature and risks, and make informed decisions, in respect of Digital Assets and the PB Services;

5.11	This Coinbase PBA is a legal, valid, and binding obligation, enforceable against it in accordance with its terms;

5.12	Client has not relied on any Coinbase Entity for any investment, legal, tax, or accounting advice, and Client is solely responsible, and shall not rely on any Coinbase Entity, for determining whether any investment, investment strategy, transaction, legal consideration, or tax or accounting treatment involving any assets (including Digital Assets) is appropriate for Client based on its investment objectives, financial circumstances, risk tolerance, legal considerations, and tax or accounting consequences;

5.13	Client has duly appointed and authorized the individual(s) whose signatures are stated below to execute and deliver this Coinbase PBA;

5.14	Client has the right to deliver any assets it transfers to a Coinbase Entity and all such assets are free and clear of all liens, claims, and encumbrances (other than liens solely in favor of any of the Coinbase Entities) and Client will not cause or allow any of the Accounts, whether now owned or hereafter acquired, to be or become subject to any liens, security interests, mortgages, or encumbrances of any nature (other than liens solely in favor of any of the Coinbase Entities);

5.15	To the best of Client’s knowledge, there is no pending or threatened action, suit, or proceeding at law or in equity or before any court, tribunal, governmental body, agency, official, or arbitrator against Client that is likely to affect the legality, validity, or enforceability against it of this Coinbase PBA or the ability of Client to perform its obligations hereunder;

5.16	Unless it advises Coinbase to the contrary in writing, at all times, none of Client’s assets constitute, directly or indirectly, [***] the Employment Retirement Income Security Act of 1974, as amended (“ERISA”), [***], and Client shall immediately provide Coinbase with a written notice in the event that it becomes aware that it is in breach of the foregoing;

5.17	To the extent Client provides a Coinbase Entity with Instructions (which may include standing Instructions) to implement a vesting or lockup schedule for a particular token in connection with Client’s obligations to a token issuer, such vesting or lockup schedule (and any subsequent changes made by Client to the vesting or lockup schedule, if any) will accurately reflect the terms of Client’s obligations to the token issuer; and

5.18	Client will promptly inform Coinbase in writing if any of the above representations, warranties, and covenants cease to be true.

Coinbase, on behalf of itself and each other Coinbase Entity, represents, warrants, and covenants that:

5.19	Coinbase possesses and will maintain all licenses, registrations, authorizations, and approvals required by any applicable government agency or regulatory authority for it to operate its business and provide the PB Services;

5.20	Coinbase will not, directly or indirectly, lend, pledge, hypothecate, or rehypothecate Client Assets unless otherwise agreed in writing by Client;

5.21	Coinbase has the full power, authority, and capacity to enter into and be bound by this Coinbase PBA; and

5.22	This Coinbase PBA is a legal, valid, and binding obligation, enforceable against it in accordance with its terms.

6.	No Investment Advice or Brokerage

6.1	Client assumes responsibility for each transaction executed by or for it in connection with this Coinbase PBA. Client understands and agrees that none of the Coinbase Entities is acting as a “broker” as defined in the Securities Exchange Act of 1934 or as an investment adviser as defined in the Investment Advisers Act of 1940 (the “Investment Advisers Act”) with respect to their activities in connection with this Coinbase PBA, and the Coinbase Entities have no liability, obligation, or responsibility whatsoever for Client decisions relating to the PB Services. Client should consult its own legal, tax, investment, and accounting professionals.

6.2	While the Coinbase Entities may make certain general information available to Client (including Market Data, as defined in Section 7 of the MTA), the Coinbase Entities are not providing and will not provide Client with any investment, legal, tax, or accounting advice regarding Client’s specific situation. The Coinbase Entities shall have no liability, obligation, or responsibility whatsoever regarding any decision to enter into in any transaction with respect to any asset (including Digital Assets).

7.	Opt-In to Article 8 of the Uniform Commercial Code

Each item of property (including Client Assets) credited to an Account will be treated as “financial assets” under Article 8 of the New York Uniform Commercial Code (“Article 8”). Coinbase and Coinbase Custody are “securities intermediaries,” the Accounts are each “securities accounts,” and Client is an “entitlement holder” under Article 8. This Coinbase PBA sets forth how the Coinbase Entities will satisfy their Article 8 duties. Treating property in the Accounts as financial assets under Article 8 does not determine the characterization or treatment of such property under any other law or rule. New York will be the securities intermediary’s jurisdiction with respect to Coinbase and Coinbase Custody, and New York law will govern all issues addressed in Article 2(1) of the Hague Securities Convention. Coinbase and Coinbase Custody will credit Client with any payments or distributions on any Client Assets it holds for Client’s Accounts, unless (i) the payment or distribution is an Advanced Protocol (as defined below) that Coinbase does not support (as described in Section 14.2), (ii) Coinbase lacks the technological capabilities to provide Client with these payments or distributions, or (iii) Coinbase cannot deliver the distributions for legal or other reasons that make providing such distributions impossible or impracticable. Coinbase and Coinbase Custody will comply with Client’s Instructions with respect to Client Assets in the Accounts, subject to the terms of this Coinbase PBA, and related Coinbase rules, including the Prime Trading Rules (as defined in preamble to the MTA).

8.	General Use, Security and Prohibited Use

8.1	Prime Broker Site and Content. During the term of this Coinbase PBA, the Coinbase Entities hereby grant Client a limited, nonexclusive, non-transferable, non-sublicensable, revocable, and royalty- free license, subject to the terms of this Coinbase PBA, to access and use [***] (the “Coinbase PB Site”) and related content, materials, and information (collectively, the “Content”) solely for Client’s internal business use and other purposes as permitted by Coinbase in writing from time to time. Any other use of the Coinbase PB Site or Content is hereby prohibited. All other right, title, and interest (including all copyright, trademark, patent, trade secrets, and all other intellectual property rights) in the Coinbase PB Site, Content, and PB Services is and will remain the exclusive property of the Coinbase Entities and their licensors. Client shall not copy, transmit, distribute, sell, license, reverse engineer, modify, publish, or participate in the transfer or sale of, create derivative works from, or in any other way exploit any of the PB Services or Content, in whole or in part. “Coinbase,” “Coinbase Prime,” “[***],” and all logos related to the PB Services or displayed on the Coinbase PB Site are either trademarks or registered marks of the Coinbase Entities or their licensors. Client may not copy, imitate, or use them without Coinbase’s prior written consent. The license granted under this Section will automatically terminate upon termination of this Coinbase PBA, or the suspension or termination of Client’s access to the Coinbase PB Site or PB Services.

8.2	Supported Digital Assets. Coinbase determines in its sole discretion which Digital Assets to support for use with the Trading Services (as defined in the preamble to the MTA), as specified on the Coinbase PB Site. Not all Digital Assets supported for Custodial Services (as defined in Section 1.1 of the Custody Agreement) are also supported for Trading Services.

8.3	Use of the Coinbase PB Site. Client agrees to access and use the Coinbase PB Site to review any Orders, deposits, or withdrawals or required actions to confirm the authenticity of any communication or notice from the Coinbase Entities.

8.4	Unauthorized Users. Client shall not permit any person or entity that is not Client or an Authorized Representative (each, an “Unauthorized User”) to access, connect to, or use the Coinbase PB Site or the PB Services. The Coinbase Entities shall have no liability, obligation, or responsibility whatsoever for, and Client shall be fully responsible and liable for, any and all Claims and Losses arising out of or relating to the acts and omissions of any Unauthorized User in respect of the Coinbase PB Site or the PB Services. Client shall notify Coinbase immediately if Client believes or becomes aware that an Unauthorized User has accessed, connected to, or used the Coinbase PB Site or the PB Services.

8.5	Password Security; Contact Information. Client is fully responsible for maintaining adequate security and control of any and all IDs, passwords, hints, personal identification numbers (PINs), API keys, YubiKeys, other security or confirmation information or hardware, and any other codes that Client or an Authorized Representative uses to access the Coinbase PB Site or the PB Services. Client agrees to keep Client’s email address and telephone number on the Coinbase PB Site up to date in order to receive any notices or alerts that the Coinbase Entities may send to Client. Client shall be fully responsible for, and the Coinbase Entities shall have no liability, obligation, or responsibility whatsoever for, any Losses that Client may sustain due to compromise of Client’s login credentials. In the event Client believes Client’s login credentials or other information with respect to the Coinbase PB Site or the PB Services has been compromised, Client must contact Coinbase immediately.

8.6	Prohibited Use. Client will comply with the Prohibited Use Policy found at [***].

9.	Taxes

9.1	Taxes. Except as otherwise expressly stated herein, Client shall be fully responsible and liable for, and the Coinbase Entities shall have no liability, obligation, or responsibility whatsoever for, the payment of any and all present and future tariffs, duties, or taxes (including withholding taxes, transfer taxes, stamp taxes, documentary taxes, value added taxes, personal property taxes, and all similar costs) imposed or levied by any government or governmental agency (collectively, “Taxes”) and any related Claims and Losses or the accounting or reporting of income or other Taxes arising from or relating to any transactions Client conducts through the PB Services. Client shall file all tax returns, reports, and disclosures required by applicable law.

9.2	Withholding Tax. Except as required by applicable law, each payment under this Coinbase PBA or collateral deliverable by Client to any Coinbase Entities shall be made, and the value of any collateral or margin shall be calculated, without withholding or deducting of any Taxes. If any Taxes are required to be withheld or deducted, Client (a) authorizes the Coinbase Entities to effect such withholding or deduction and remit such Taxes to the relevant taxing authorities and (b) shall pay such additional amounts or deliver such further collateral as necessary to ensure that the actual net amount received by the Coinbase Entities is equal to the amount that the Coinbase Entities would have received had no such withholding or deduction been required. Client agrees that the Coinbase Entities may disclose any information with respect to Client Assets and the PB Services, including the Accounts and Client’s transactions and Orders, required by any applicable taxing authority or other governmental entity. Client agrees that the Coinbase Entities may withhold or deduct Taxes as may be required by applicable law. From time to time, Coinbase Entities shall ask Client for tax documentation or certification of Client’s taxpayer status as required by applicable law, and any failure by Client to comply with this request in the time frame identified may result in withholding or remission of taxes to a tax authority as required by applicable law.

10.	PB Services Fees

10.1	Client agrees to pay all undisputed commissions and fees in connection with Orders and the PB Services [***]. This includes the fees set out in the Fee Schedule, as amended from time- to-time, and pass-through fees such as bank fees and network fees from third parties. If such undisputed fees remain unpaid following the payment date, [***]. In the event that Client [***] disputes any commissions or fees owed under this Coinbase PBA Client shall provide notice in writing to the appropriate Coinbase Entity within [***] of an applicable Order. The undisputed portion of the commissions and fees of an applicable Order shall be paid in accordance with the payment terms set forth in this Section 10 and the disputed portion of any commissions and fees shall be resolved by the Parties within [***] of the notice and that agreed upon amount shall be paid within [***] after resolution of the dispute in accordance with the payment terms of this Section 10.1. If the Parties do not resolve the dispute, then the Parties’ liabilities and remedies shall be in accordance with the terms of this Coinbase PBA, [***] determine the appropriate level of rounding of amounts to minimize any rounding error.

10.2	In addition to any fees payable pursuant to the Fee Schedule, as payment in part for the Custodial Services Coinbase provides under this Coinbase PBA, Client agrees to pay Coinbase an [***].

11.	Confidentiality

11.1	Client and the Coinbase Entities each agree that with respect to any non-public, confidential, or proprietary information of the other Party, including the existence and terms of this Coinbase PBA, the other Party’s business operations or business relationships (including the Coinbase Entities’ fees), and any arbitration pursuant to Section 21 (collectively, “Confidential Information”), it (a) will not disclose such Confidential Information except to such party’s officers, directors, agents, employees, and professional advisors who need to know such Confidential Information for the purpose of assisting in the performance of this Coinbase PBA and who are informed of, and agree to be bound by, obligations of confidentiality no less restrictive than those set forth herein and (b) will protect such Confidential Information from unauthorized use and disclosure. Each Party shall use any Confidential Information that it receives solely for purposes of (i) exercising its rights and performing its duties under the Coinbase PBA and (ii) complying with any applicable laws, rules, and regulations; provided that, the Coinbase Entities may use Confidential Information for (1) risk management and (2) to develop, enhance, and market their products and services. Confidential Information shall not include any (v) information that is or becomes generally publicly available through no fault of the recipient, (w) information that the recipient obtains from a third party (other than in connection with this Coinbase PBA) that, to the recipient’s best knowledge, is not bound by a confidentiality agreement prohibiting such disclosure, (x) information that is independently developed or acquired by the recipient without the use of Confidential Information provided by the disclosing party, (y)disclosure with the prior written consent of the disclosing Party or (z)information that is already in the recipient’s rightful possession and not subject to an obligation of confidentiality.

11.2	Notwithstanding the foregoing, each Party may disclose Confidential Information of the other Party to the extent required by a court of competent jurisdiction or governmental authority or otherwise required by law; provided, however, the Party making such required disclosure shall first notify the other Party (to the extent legally permissible) and shall afford the other Party a reasonable opportunity to seek confidential treatment if it wishes to do so and will consider in good faith reasonable and timely requests for redaction,. The Parties agree to minimize the disclosure of confidential information in response to request from regulators or court orders. Each party will cover their respective legal fees associated with these efforts to ensure the protection of shared information. For purposes of this Section, no affiliate of Coinbase shall be considered a third party of any Coinbase Entity, and the Coinbase Entities may freely share Client’s Confidential Information among each other and with such affiliates. All documents and other tangible objects containing or representing Confidential Information and all copies or extracts thereof or notes derived therefrom that are in the possession or control of the receiving Party shall be and remain the property of the disclosing Party and shall be promptly returned to the disclosing Party or destroyed, each upon the disclosing Party’s request; provided, however, notwithstanding the foregoing, the receiving Party may retain one (1) copy of Confidential Information if (a) required by law or regulation or (b) retained pursuant to an established document retention policy. The receiving party shall use the same degree of care to protect the other party’s Confidential Information used by the receiving party to protect its own information of similar sensitivity and confidentiality, but in any case no less than a reasonable degree of care.

12.	Security and Business Continuity

The Coinbase Entities shall not have any liability, obligation, or responsibility whatsoever for any damage or interruptions caused by any computer viruses, spyware, scareware, Trojan horses, worms, or other malware that may affect computer or other equipment, or any phishing, spoofing, or other attack, unless such damage or interruption [***] resulted from the Coinbase Entities’ [***]. Client agrees to access and use the PB Services through the Coinbase PB Site [***].

The Coinbase Entities have implemented and will maintain a reasonable information security program that includes policies and procedures that are reasonably designed to safeguard the Coinbase Entities’ electronic systems and Client’s Confidential Information from, among other things, unauthorized access or misuse. In the event of a Data Security Incident (as defined below), the applicable Coinbase Entity shall promptly notify as required by New York law, Client and such notice shall include the following information: (a) the timing and nature of the Data Security Incident; (b) the information related to Client that was compromised; (c) when the Data Security Incident was discovered; and (d) any remedial actions that have been taken and that the applicable Coinbase Entity plans to take. “Data Security Incident” means an incident whereby (i) an unauthorized person acquired or accessed Client’s Confidential Information, or (ii) Client’s Confidential Information is otherwise lost, stolen, or compromised, in each case while in the possession or control of the Coinbase Entities resulting in material harm to the Client.

The Coinbase Entities have established a business continuity plan that will support their ability to conduct business in the event of a significant business disruption. The business continuity plan is reviewed and updated annually, and may be updated more frequently as deemed necessary by the Coinbase Entities in their sole discretion. To receive more information about the Coinbase Entities’ business continuity plan, please send a written request to Client’s account manager or sales representative.

13.	Acknowledgement of Risks

Client hereby acknowledges, that:

(i)	Digital Assets are not legal tender, are not backed by any government or government agency, and the Vault Account and the Trading Account are not subject to the Federal Deposit Insurance Corporation or Securities Investor Protection Corporation protections;

(ii)	Legislative and regulatory changes or actions at the state, federal, or international level may adversely affect (1) the use, transfer, exchange, and value of Digital Assets or (2) Coinbase’s ability or willingness to support one or more Digital Assets;

(iii)	Transactions in Digital Assets are irreversible, and, accordingly, Digital Assets lost due to fraudulent or accidental transactions may not be recoverable;

(iv)	Certain Digital Asset transactions will be deemed to be made when recorded on a public blockchain ledger, which is not necessarily the date or time that Client initiates the transaction or such transaction enters the pool;

(v)	The value of Digital Assets may be derived from the continued willingness of market participants to exchange any fiat currency for Digital Assets, which may result in the permanent and total loss of value of a Digital Asset should the market for that Digital Asset disappear;

(vi)	There is no assurance that a person or entity who accepts a Digital Assets as payment today will continue to do so in the future;

(vii)	The volatility and unpredictability of the price of Digital Assets relative to fiat currency may result in significant losses over a short period of time;

(viii)	The nature of Digital Assets may lead to an increased risk of fraud or cyber-attack;

(ix)	The nature of Digital Assets means that any technological difficulties experienced by a Coinbase Entity may prevent access to or use of Client Digital Assets; and

(x)	Any bond or trust account maintained by Coinbase Entities for the benefit of its customers may not be sufficient to cover all losses (including Losses) incurred by customers.

14.	Operation of Digital Asset Protocols

14.1	The Coinbase Entities do not own or control the underlying software protocols which govern the operation of Digital Assets. Generally, the underlying software protocols and, if applicable, related smart contracts (referred to collectively as “Protocols” for purposes of this Section) are open source and anyone can use, copy, modify, or distribute them. By using the PB Services, Client acknowledges and agrees that: (i) the Coinbase Entities make no guarantee of the functionality, security, or availability of underlying Protocols; (ii) some underlying Protocols are subject to consensus-based proof of stake validation methods which may allow, by virtue of their governance systems, changes to the associated blockchain or digital ledger (“Governance Modifiable Blockchains”), and that any Client transactions validated on such Governance Modifiable Blockchains may be affected accordingly; and (iii) the underlying Protocols are subject to sudden changes in operating rules (a/k/a “forks”), and that such forks may materially affect the value, function, and even the name of the Digital Assets. In the event of a fork, Client agrees that the Coinbase Entities may temporarily suspend PB Services (with or without notice to Client) and that the Coinbase Entities may[***] determine whether or not to support or cease supporting either branch of the forked protocol entirely. Client agrees that the Coinbase Entities shall have no liability, obligation, or responsibility whatsoever arising out of or relating to the operation of Protocols, transactions affected by Governance Modifiable Blockchains, or an unsupported branch of a forked protocol and, accordingly, Client acknowledges and assumes the risk of the same.

14.2	Except to the extent otherwise specifically communicated by the Coinbase Entities through a written public statement on the Coinbase website, the Coinbase Entities do not support airdrops, metacoins, colored coins, side chains, or other derivative, enhanced, or forked protocols, tokens, or coins, which supplement or interact with a Digital Asset (collectively, “Advanced Protocols”) in connection with the PB Services. The PB Services are not configured to detect, process, or secure Advanced Protocol transactions and neither Client nor any Coinbase Entity will be able to retrieve any unsupported Advanced Protocol. No Coinbase Entity shall have liability, obligation, or responsibility whatsoever in respect of Advanced Protocols.

15.	Disclaimer of Warranties

TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, THE PB SERVICES AND THE COINBASE WEBSITE ARE PROVIDED ON AN “AS IS” AND “AS AVAILABLE” BASIS WITHOUT ANY WARRANTY OF ANY KIND, AND THE COINBASE ENTITIES HEREBY SPECIFICALLY DISCLAIM ALL WARRANTIES WITH RESPECT TO THE PB SERVICES, WHETHER EXPRESS, IMPLIED, OR STATUTORY, INCLUDING THE IMPLIED WARRANTIES OR CONDITIONS OF TITLE, MERCHANTABILITY, SATISFACTORY QUALITY, FITNESS FOR A PARTICULAR PURPOSE, AND NON-INFRINGEMENT. THE COINBASE ENTITIES DO NOT WARRANT THAT THE PB SERVICES, INCLUDING ACCESS TO AND USE OF THE COINBASE WEBSITES, OR ANY OF THE CONTENT CONTAINED THEREIN, WILL BE CONTINUOUS, UNINTERRUPTED, TIMELY, COMPATIBLE WITH ANY SOFTWARE, SYSTEM OR OTHER SERVICES, SECURE, COMPLETE, FREE OF HARMFUL CODE, OR ERROR-FREE.

16.	Indemnification

16.1	Client shall defend, indemnify, and hold harmless each Coinbase Entity, its affiliates, and their respective officers, directors, agents, employees, and representatives (each, a “Coinbase Party” and collectively, the “Coinbase Parties”) from and against any and all Claims and Losses arising out of or relating to Client’s breach of this Coinbase PBA, Client’s violation of any law, rule, or regulation, or rights of any third party, or Client’s gross negligence, fraud, or willful misconduct. This obligation will survive any termination of this Coinbase PBA. Client shall not accept any settlement of any Claims or Losses if such settlement imposes any financial or non-financial liabilities, obligations or restrictions on, or requires an admission of guilt or wrong-doing from, any Coinbase Party pursuant to this Section, without such Coinbase Party’s prior written consent.

16.2	For the purposes of this Coinbase PBA:

(a)	“Claim” means any action, suit, litigation, demand, charge, arbitration, proceeding (including any civil, criminal, administrative, investigative, or appellate proceeding), hearing, inquiry, audit, examination, or investigation commenced, brought, conducted, or heard by or before, or otherwise involving, any court or other governmental, regulatory, or administrative body, or any arbitrator or arbitration panel; and

(b)	“Losses” means any liabilities, damages, diminution in value, payments, obligations, losses, interest, costs and expenses, security, or other remediation costs [***]; fines, taxes, fees, restitution, or penalties imposed by any governmental, regulatory, or administrative body, interest on and additions to tax with respect to, or resulting from, Taxes imposed on Client’s assets, cash, other property, or any income or gains derived therefrom; and judgments (at law or in equity) or awards of any nature.

17.	Limitation of Liability

17.1	Standard of Care.

IN NO EVENT SHALL ANY COINBASE PARTY BE RESPONSIBLE OR LIABLE FOR ANY LOSS, CLAIM, OR DAMAGE SUFFERED BY CLIENT, EXCEPT TO THE EXTENT THAT SUCH LOSS, CLAIM, OR DAMAGE DIRECTLY RESULTED FROM THE GROSS NEGLIGENCE, WILLFUL MISCONDUCT, OR FRAUD OF A COINBASE PARTY.

NO COINBASE PARTY SHALL BE LIABLE FOR ANY LOSS CAUSED DIRECTLY OR INDIRECTLY BY (A) THE FAILURE OF CLIENT TO ADHERE TO CLIENT’S POLICIES AND PROCEDURES THAT HAVE BEEN DISCLOSED TO THE CLIENT, (B) ANY FAILURE OR DELAY TO ACT BY ANY SERVICE PROVIDER TO CLIENT, OR (C) ANY SYSTEM FAILURE (OTHER THAN A SYSTEM FAILURE CAUSED BY THE GROSS NEGLIGENCE, WILLFUL MISCONDUCT, OR FRAUD OF A COINBASE ENTITY) THAT PREVENTS A COINBASE ENTITY FROM FULFILLING ITS OBLIGATIONS UNDER THIS COINBASE PBA.

17.2	Liability Caps.

THE LIABILITY OF SUCH COINBASE PARTY WILL NOT EXCEED

(A)	THE AGGREGATE AMOUNT OF FEES PAID BY CLIENT TO THE RELEVANT COINBASE ENTITY IN RESPECT OF THE PB SERVICES IN THE 12-MONTH PERIOD PRIOR TO THE OCCURRENCE OF THE EVENT GIVING RISE TO SUCH LIABILITY (SUCH EVENT, THE “LIABILITY EVENT”), OR

(B)	SOLELY IN RESPECT OF CUSTODIAL SERVICES PROVIDED PURSUANT TO THE CUSTODY AGREEMENT, THE GREATER OF:

(i)	THE AGGREGATE AMOUNT OF FEES PAID BY CLIENT TO COINBASE CUSTODY IN RESPECT OF THE CUSTODIAL SERVICES IN THE 12-MONTH PERIOD PRIOR TO THE LIABILITY EVENT, OR

(ii)	THE VALUE, AT THE TIME THE LIABILITY EVENT OCCURRED, OF THE SUPPORTED DIGITAL ASSETS ON DEPOSIT IN CLIENT’S VAULT ACCOUNT(S) DIRECTLY AFFECTED BY SUCH LIABILITY EVENT. THE COINBASE ENTITIES WILL VALUE THE SUPPORTED DIGITAL ASSETS USING THE SAME VALUATION METHODS AND PROCESSES THAT ARE OTHERWISE USED WHEN A COINBASE CUSTOMER SELLS AN ASSET ON THE COINBASE PB SITE OR ANY OTHER COMMERCIALLY REASONABLE VALUATION METHOD AS DETERMINED BY COINBASE IN ITS SOLE DISCRETION;

PROVIDED THAT IN NO EVENT SHALL COINBASE CUSTODY’S AGGREGATE LIABILITY IN RESPECT OF ANY CUSTODY COLD WALLET EXCEED ONE HUNDRED MILLION U.S. DOLLARS (US$100,000,000). IN THE EVENT OF ANY LOSS SUSTAINED BY CLIENT FOR WHICH A COINBASE PARTY IS LIABLE HEREUNDER, THE LIABILITY OF SUCH COINBASE PARTY SHALL BE REDUCED TO THE EXTENT THAT CLIENT’S OWN NEGLIGENCE CONTRIBUTED TO SUCH LOSS.

17.3	Waiver of Consequential Damages

TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, NO PARTY HERETO SHALL BE LIABLE FOR ANY CONSEQUENTIAL, INCIDENTAL, INDIRECT, SPECIAL, OR PUNITIVE LOSS OR DAMAGE OR SIMILAR LOSSES OR DAMAGES, EVEN IF THE OTHER PARTY HAD BEEN ADVISED OF OR KNEW OR SHOULD HAVE KNOWN OF THE POSSIBILITY THEREOF.

17.4	No Joint and Several Liability

NOTHING IN THIS COINBASE PBA SHALL BE DEEMED TO CREATE ANY JOINT OR SEVERAL LIABILITY AMONG ANY OF THE COINBASE ENTITIES.

18.	Term, Termination and Suspension

This Coinbase PBA shall remain in effect until terminated by a Coinbase Entity or Client as follows:

18.1	Client or any Coinbase Entity may terminate this Coinbase PBA in whole or in part for any reason and absent an Event of Default by providing at least [***] prior notice to the other party; provided, however, Client’s termination of this Coinbase PBA shall not be effective until Client has fully satisfied its obligations hereunder. In addition, any Coinbase Entity may suspend or restrict any PB Service by providing at least [***] prior notice to Client.

18.2	Regardless of any other provision of this Coinbase PBA, the Coinbase Entities may, in their sole discretion, suspend, restrict, or terminate Client’s PB Services, including by suspending, restricting, or closing Client’s Accounts or any provision of credit (as applicable), immediately upon the occurrence of an Event of Default, at any time and without prior notice to Client.

“Event of Default” shall mean:

(i)	Client breaches any provision of this Coinbase PBA;

(ii)	Client breaches any of the representations or warranties contained in Section 5 of this Coinbase PBA;

(iii)	A default or event of default under, or termination of, any other agreement between Client and a Coinbase Entity, including the Events of Default listed in the Post Trade Financing Agreement or Portfolio Financing and Margining Agreement;

(iv)	Client takes any action to dissolve or liquidate, in whole or in part;

(v)	Client becomes insolvent, makes an assignment for the benefit of creditors, or becomes subject to the direct control of a trustee, receiver, or similar authority;

(vi)	Client institutes or becomes subject to any bankruptcy or insolvency proceeding under any applicable laws, rules, or regulations, such termination being effective immediately upon any declaration of bankruptcy;

(vii)	A Coinbase Entity becomes aware of any facts or circumstances with respect to Client’s financial, legal, regulatory, or reputational position which may affect Client’s ability to comply with its obligations under this Coinbase PBA;

(viii)	Termination is required pursuant to a facially valid subpoena, court order, or binding order of a government authority;

(ix)	Any Account or Client’s use of the PB Services is subject to any pending litigation, investigation, or government proceeding or a Coinbase Entity reasonably perceives a heightened risk of legal regulatory non-compliance, in each case as associated with any Account or Client’s use of the PB Services; or

(x)	A Coinbase Entity reasonably suspects Client of attempting to circumvent a Coinbase Entity’s controls or uses the PB Services in a manner a Coinbase Entity otherwise deems inappropriate or potentially harmful to itself or third parties.

18.3	Client acknowledges that the Coinbase Entities’ decision to take certain actions, including suspending, restricting, or terminating the provision of PB Services, may be based on confidential criteria that are essential to a Coinbase Entity’s risk management and security practices and agrees that the Coinbase Entities are under no obligation to disclose the details of its risk management and security practices to Client.

18.4	Inactive Accounts. Client agrees that to the extent that Client has not utilized the PB Services or the Accounts have been inactive or dormant for a period of at least twelve (12) months, the Coinbase Entities may close any such dormant Accounts or cease to provide one or more PB Services or immediately, upon notice, terminate this Coinbase PBA.

18.5	Termination and Closure.

Upon notice by one party hereunder to the other of the termination of this Coinbase PBA or the termination of a service provided hereunder or closure of an Account pursuant to 18.1, Client shall withdraw affected Client Assets (“Affected Assets”) within [***] following such notice to the extent not prohibited under applicable law, including applicable AML and Sanctions Laws and Regulations, or by a facially valid subpoena, court order, or binding order of a government authority. Client agrees that failure to do so within that [***] period may result in Client Assets being transferred to Client’s linked bank account or Digital Asset wallet on file.

Client is liable to pay fees until all Client Assets are removed. However, the relevant Coinbase Entities will provide no services other than continuing to maintain Affected Assets following termination or closure. Notwithstanding anything provided herein to the contrary, the relevant Coinbase Entities may retain sufficient Client Assets to close out or complete any transaction that was in process prior to such termination or to satisfy any remaining obligations or indebtedness. Client is responsible for all fees, debits, costs, commissions, and losses arising from any actions a Coinbase Entity must take to liquidate or close transactions.

19.	Set off

Upon the occurrence of an Event of Default , each Coinbase Entity may set off and net the amounts due from it or any other Coinbase Entity to Client and from Client to it or any other Coinbase Entity, so that a single payment (the “Net Payment”), shall be immediately due and payable by Client or the Coinbase Entity to the other (subject to the other provisions hereof and of any agreement with a Coinbase Entity). If any amounts cannot be included within the Net Payment, such amounts shall be excluded but may still be netted against any other similarly excluded amounts. Upon the occurrence of an Event of Default , each Coinbase Entity may also (a) liquidate, apply, and set off any or all Client Assets against any Net Payment, unpaid trade credits, or any other obligation owed by Client to any Coinbase Entity and (b) set off and net any Net Payment or any other obligation owed to Client by any Coinbase Entity against (i) any or all collateral or margin posted by any Coinbase Entity to Client (or the U.S. dollar value thereof, determined by Coinbase in its sole discretion on the basis of a recent price at which the relevant Digital Asset was sold to clients via the Trading Services), and (ii) any Net Payment, unpaid trade credits, or any other obligation owed by Client to any Coinbase Entity (in each case, whether matured or unmatured, fixed or contingent, or liquidated or unliquidated). Client agrees that in the exercise of setoff rights or secured party remedies, the Coinbase Entities may value Client Digital Assets using the same valuation methods and processes that are otherwise used when a Coinbase client sells an asset via the Trading Services or any other commercially reasonable valuation method as determined by Coinbase in its sole discretion.

20.	Privacy

The Coinbase Entities shall use and disclose Client’s and its Authorized Representatives’ non-public personal information in accordance with the Coinbase Privacy Policy, as set forth at [***] or a successor website, and as amended and updated from time to time.

21.	Arbitration

21.1	Any Claim arising out of or relating to this Coinbase PBA, or the breach, termination, enforcement, interpretation, or validity thereof, including any determination of the scope or applicability of the agreement to arbitrate as set forth in this Section, shall be determined by arbitration in the state of New York or another mutually agreeable location before one neutral arbitrator. The arbitration shall be administered by JAMS pursuant to its Comprehensive Arbitration Rules and Procedures, and the award of the arbitrator (the “Award”) shall be accompanied by a reasoned opinion. Judgment on the Award may be entered in any court having jurisdiction. This Coinbase PBA shall not preclude the Parties from seeking provisional relief, including injunctive relief, in any court of competent jurisdiction. Seeking any such provisional relief shall not be deemed to be a waiver of such party’s right to compel arbitration. The Parties expressly waive their right to a jury trial to the extent permitted by applicable law.

21.2	In any arbitration arising out of or related to this Coinbase PBA, the arbitrator shall award to the prevailing party, if any, as determined by the arbitrator, all of its costs and fees. “Costs and fees” mean all reasonable and documented pre-award expenses of the arbitration, including the arbitrator’s fees, administrative fees, travel expenses, out-of-pocket expenses such as copying and telephone, court costs, witness fees, and attorneys’ fees.

21.3	The Parties acknowledge that this Coinbase PBA evidences a transaction involving interstate commerce. Notwithstanding the provision herein with respect to applicable substantive law, any arbitration conducted pursuant to the terms of this Coinbase PBA shall be governed by the Federal Arbitration Act (9 U.S.C. §§ 1-16).

22.	Recording of Conversations

For compliance and monitoring purposes, Client authorizes each Coinbase Entity at its sole discretion to record conversations between such Coinbase Entity and Client or its Authorized Representatives relating to this Coinbase PBA and the PB Services. Client agrees that the Coinbase Entities may submit such recordings in evidence in any dispute, suit, action, or other proceeding.

23.	Waiver

Any waivers of rights by the Coinbase Entities under this Coinbase PBA must be in writing and signed by Coinbase on behalf of the relevant Coinbase Entities. A waiver will apply only to the particular circumstance giving rise to the waiver and will not be considered a continuing waiver in other similar circumstances. The Coinbase Entities’ failure to insist on strict compliance with this Coinbase PBA or any other course of conduct by the Coinbase Entities shall not be considered a waiver of their rights under this Coinbase PBA.

24.	Survival

All provisions of this Coinbase PBA which by their nature extend beyond the expiration or termination of this Coinbase PBA shall survive the termination or expiration of this Coinbase PBA.

25.	Governing Law

This Coinbase PBA and the PB Services will be governed by and construed in accordance with the laws of the State of New York, excluding its conflicts of laws principles, except to the extent such state law is preempted by federal law.

26.	Force Majeure

The Coinbase Entities shall not be liable for delays, suspension of operations, whether temporary or permanent, failure in performance, or interruption of service which result directly or indirectly from any cause or condition beyond the reasonable control of the Coinbase Entities, including any act of God; embargo; natural disaster; act of civil or military authorities; act of terrorists; hacking; government restrictions; market volatility or disruptions in order trading on any CTV, exchange or market; suspension of trading; civil disturbance; war; strike or other labor dispute; fire; severe weather; interruption in telecommunications, Internet services, or network provider services; failure of equipment or software; failure of computer or other electronic or mechanical equipment or communication lines; unauthorized access; theft; outbreaks of infectious disease or any other public health crises, including quarantine or other employee restrictions; acts or omissions of any CTV; or any other catastrophe or other occurrence which is beyond the reasonable control of the Coinbase Entities.

27.	Unclaimed Property

If a Coinbase Entity (i) is holding Client Assets, (ii) has no record of Client’s use of the Custodial Services or Trading Services as applicable for an extended period, and/or (iii) is otherwise unable to contact Client, then the Coinbase Entity may be required under applicable laws, rules, or regulations to report these assets as unclaimed property and to deliver such unclaimed property to the applicable authority. The Coinbase Entity may deduct a dormancy fee or other administrative charge from such unclaimed funds, as permitted by applicable laws, rules, or regulations.

28.	Entire Agreement; Headings; Severability

This Coinbase PBA, together with all exhibits, addenda, and supplements attached hereto or referenced herein, comprise the entire understanding between Client and the Coinbase Entities as to the PB Services and supersedes all prior discussions, agreements, and understandings, including any previous version of this Coinbase PBA, and a Custodial Services Agreement between Client and any Coinbase Entity, including all exhibits, addenda, policies, and supplements attached thereto or referenced therein. Section headings in this Coinbase PBA are for convenience only and shall not govern the meaning or interpretation of any provision of this Coinbase PBA.

If any provision or condition of this Coinbase PBA shall be held invalid or unenforceable, the remainder of this Coinbase PBA shall continue in full force and effect.

29.	Amendments

Any modification or addition to this Coinbase PBA must be in writing and either (a) signed by a duly authorized representative of each party, or (b) approved by Coinbase and accepted and agreed to by Client.

30.	Assignment

Any assignment of Client’s rights or licenses granted under this Coinbase PBA without obtaining the prior written consent of Coinbase shall be null and void. Coinbase reserves the right to assign its rights under this Coinbase PBA without restriction, including to any of the Coinbase Entities or their affiliates or subsidiaries, or to any successor in interest of any business associated with the PB Services, provided that Coinbase shall notify Client within a reasonable amount of time after such assignment. Subject to the foregoing, this Coinbase PBA will bind and inure to the benefit of the Parties, their successors, and permitted assigns.

31.	Electronic Delivery of Communications and Notices

31.1	Client agrees and consents to receive electronically (including through a posting on the Coinbase PB Site) all communications, agreements, documents, notices, information, and disclosures (collectively, “Communications”) that the Coinbase Entities provide in connection with the PB Services. Communications include: (a) terms of use and policies Client agrees to, including updates to policies or the Coinbase PBA; (b) details of Client’s use of the PB Services, including transaction receipts, confirmations, records of deposits, withdrawals, or transaction information; (c) legal, regulatory, and tax disclosures or statements the Coinbase Entities may be required to make available to Client; (d) responses to claims or customer support inquiries filed in connection with Client’s use of the PB Services; and (e) notice of termination or closure.

31.2	Client agrees that electronically delivered Communications may be accepted and agreed to by Client through the PB Services interface. Furthermore, the Parties consent to the use of electronic signatures in connection with Client’s use of the PB Services.

31.3	If a notice is not provided electronically as provided for in Section 31.1 above, then the notice shall be in writing delivered to the Party at its address specified below via an overnight mailing company of national reputation. Any Party that changes its notice address or principal place of business must notify the other Party promptly of such change.

If to any Coinbase Entity:

[***]
Coinbase, Inc.
248 3rd St, #434
Oakland, CA 94607
[***]@coinbase.com

If to Client,

[***]
Semler Scientific, Inc.
2340-2348 Walsh Avenue, Suite 2344
Santa Clara, CA 95051
[***]@semlerscientific.com

31.4	In the event of any market operations, connectivity, or erroneous trade issues that require immediate attention including any unauthorized access to the PB Services or the Coinbase PB Site, please contact:

To Coinbase: [***]@coinbase.com

To Client: the address specified in its signature block on the Execution Page.

Client has the sole responsibility to provide the Coinbase Entities with true, accurate, and complete contact information including any e-mail address, and to keep such information up to date. Client understands and agrees that if a Coinbase Entity sends Client an electronic Communication but Client does not receive it because Client’s primary email address on file is incorrect, out of date, blocked by Client’s service provider, or Client is otherwise unable to receive electronic Communications, such Coinbase Entity will be deemed to have provided the Communication to Client. Client may update Client’s information on the Coinbase PB Site or by providing a notice to Coinbase as prescribed above.

Any notice or other communication in respect of this Coinbase PBA shall be deemed effective: (i) if sent by email, on the date it is sent; (ii) if posted on a website, the date on which it is posted; or (iii) if by overnight mail, the following Business Day after it is sent. If a communication is sent (or delivery is attempted) on a non-Business Day, the communication will be deemed effective on the first following day that is a Business Day.

“Business Day” means any day on which it is not (i) a public holiday in New York, or (ii) a Saturday or Sunday.

31.5	To see more information about our regulators, licenses, and contact information for feedback, questions, or complaints, please visit [***].

32.	Address for Process

Client hereby appoints the entity located in the state of New York detailed below to receive for itself and on its behalf any service of process (the “Process Agent”) with respect to any claim, action, or proceeding arising hereunder or related to this Coinbase PBA. Client will promptly notify Coinbase of any change in Process Agent and provide details of the substitute process agent who is acceptable to Coinbase.

Process Agent:	[***]

Address:	2340-2348 Walsh Avenue, Suite 2344 Santa Clara, CA 95051

Email:	[***]@semlerscientific.com

Telephone number:	[***]

Client irrevocably consents to service of process in a manner provided for in Section 31. Nothing in this Coinbase PBA will affect the right of Coinbase to serve process in any other manner permitted by applicable law.

33.	Natural Persons

To the extent Client is a natural person over 18 years of age, if Coinbase receives legal documentation confirming Client’s death or other information leading Coinbase to believe Client is deceased, Coinbase will freeze Client’s access to the PB Services (“Freeze Period”). During the Freeze Period, no transactions may be completed until (i) Client’s designated fiduciary has entered into a new Coinbase Prime Broker Agreement and the entirety of Client Assets have been transferred to the accounts subject to that Coinbase Prime Broker Agreement, or (ii) Coinbase has received proof in a form satisfactory to Coinbase that Client is not deceased. If Coinbase has reason to believe Client is deceased but Coinbase does not have proof of Client’s death in a form satisfactory to Coinbase, Client authorizes Coinbase to make inquiries, whether directly or through third parties, that Coinbase considers necessary to ascertain whether Client is deceased. Upon receipt by Coinbase of proof satisfactory to Coinbase that Client is deceased, the fiduciary Client designated in a valid will or similar testamentary document will be required to enter into a new Coinbase Prime Broker Agreement. If Client has not designated a fiduciary, then Coinbase reserves the right to (i) treat as Client’s fiduciary any person entitled to inherit Client’s Client Assets, as determined by Coinbase upon receipt and review of the documentation Coinbase, in its sole and absolute discretion, deems necessary or appropriate, including (but not limited to) a will, a living trust, or a small estate affidavit, or (ii) require an order designating a fiduciary from a court having competent jurisdiction over Client’s estate. In the event Coinbase determines, in its sole and absolute discretion, that there is uncertainty regarding the validity of the fiduciary designation, Coinbase reserves the right to require an order resolving such issue from a court of competent jurisdiction before taking any action relating to the PB Services. Pursuant to the above, the entry into a new Coinbase Prime Broker Agreement by a designated fiduciary is mandatory following the death of Client, and Client hereby agrees that its fiduciary shall be required to enter into a new Coinbase Prime Broker Agreement and provide required account opening information to gain access to the contents of Client’s PB Services.

34.	Counterparts

This Coinbase PBA may be executed in one or more counterparts, including by email of .pdf signatures or DocuSign (or similar electronic signature software), each of which shall be deemed to be an original document, but all such separate counterparts shall constitute only one and the same Coinbase PBA.

[Signatures on following page]

IN WITNESS WHEREOF, the Parties have caused this Coinbase PBA, including the Custody Agreement and MTA, to be duly executed and delivered on the Effective Date.

COINBASE, INC. For itself and as agent for the Coinbase Entities

By:

Name:

Title:

Date:

CLIENT: Semler Scientific, Inc.

By:

Name:

Title:

Date:

Address:

E-Mail:

EXHIBIT A
to the Coinbase Prime Broker Agreement

COINBASE CUSTODY SERVICES AGREEMENT

This Custody Agreement is entered into between Client and Coinbase Custody and forms a part of the Coinbase PBA between Client and the Coinbase Entities. Capitalized terms used in this Custody Agreement that are not defined herein shall have the meanings assigned to them in the other parts of the Coinbase PBA.

1.            Custody Accounts.

1.1	Accounts Established. Coinbase Custody shall establish and maintain a vault account for the purpose of storing Digital Assets (the “Vault Account”) and effecting Custody Transactions (as defined below) (the “Custodial Services”). Digital Assets credited to the Vault Account will be held by Coinbase Custody in one or more segregated cold wallets (each, a “Custody Cold Wallet”) in Client’s name controlled and secured by Coinbase Custody.

1.2	Maintenance of Assets. Coinbase Custody is a fiduciary under Section 100 of the New York Banking Law and a qualified custodian for purposes of Rule 206(4)-2(d)(6) under the Investment Advisers Act, and is licensed to custody Client Digital Assets in trust on Client’s behalf. Unless Client instructs CCTC to hold these assets as a bailee, CCTC will hold these assets in trust and administer them for Client’s benefit consistent with New York Estates, Powers, and Trusts Law § 13-A-4.1 and New York Banking Law § 100. Client Assets in Client’s Vault Account shall (i) be segregated from, and not commingled with, the assets held by Coinbase Custody as principal and the assets of other clients of Coinbase Custody, (ii) not be treated as general assets of Coinbase Custody, and except as otherwise provided herein, Coinbase Custody shall have no right, title, or interest in such Client Assets, and (iii) constitute custodial assets and Client’s property. Coinbase Custody shall maintain adequate capital and reserves to the extent required by applicable law. Coinbase Custody shall not sell, transfer, assign, lend, hypothecate, pledge, or otherwise use or encumber Client Digital Assets in the Vault Account, except to sell, transfer, or assign such assets at the direction of Client.

2.	Vault Account.

2.1	Services Provided. The Custodial Services shall (a) permit Client (i) to transfer Client Digital Assets to and from the Vault Account, (ii) to deposit supported Digital Assets from a public blockchain address controlled by Client into the Vault Account, and (iii) to withdraw supported Digital Assets from the Vault Account to a public blockchain address controlled by Client, and (b) include certain additional services as may be agreed to between Client and Coinbase Custody from time to time. Each such transfer, deposit, or withdrawal shall be referred to as a “Custody Transaction” and shall conform to Instructions provided by Client through [***] Client must withdraw or deposit Digital Assets to [***] or an address for which Client has conducted the necessary Know Your Customer (“KYC”) and anti-money laundering (“AML”) due diligence. Coinbase Custody reserves the right to [***], or to [***] to comply with applicable law or in response to a subpoena, court order, or other binding government order, or to enforce transaction, threshold, and condition limits, or if Coinbase Custody [***] that the Custody Transaction [***] an applicable law, regulation, or rule of a governmental authority or self-regulatory organization, or if it [***] fraud or illegal activity.

2.2	Digital Asset Deposits and Withdrawals. Coinbase Custody will process Custody Transactions according to Instructions received from Client or Client’s Authorized Representatives. Client [***] regarding a Custody Transaction. Coinbase Custody [***] for Client Digital Asset transfers [***], and Coinbase Custody [***]. Coinbase Custody [***] to process a Custody Transaction on Client’s behalf. Once Client has initiated a Digital Asset withdrawal, the associated Client Digital Assets [***]. Client acknowledges that Coinbase may not be able to reverse a withdrawal once initiated.

2.3	Digital Asset Storage and Transmission Delays. [***] With respect to the foregoing, Coinbase Custody makes no representations or warranties with respect to the availability or accessibility of (1) the Digital Assets, (2) a Custody Transaction, (3) the Vault Account, or (4) the Custodial Services. While Coinbase Custody will make reasonable efforts to [***].

2.4	Supported Digital Assets. The Custodial Services are available only in connection with those Digital Assets that Coinbase Custody [***] decides to support, which may change from time to time. Prior to initiating a deposit of a Digital Asset to Coinbase Custody, Client [***]. By initiating a deposit of any Digital Asset to the Vault Account, Client attests that Client has confirmed that the Digital Asset being transferred is a supported Digital Asset offered by Coinbase Custody. Under no circumstances should Client attempt to initiate a Custody Transaction or use the Custodial Services to deposit or store Digital Assets in any forms that are not supported by Coinbase Custody. Depositing or attempting to deposit Digital Assets that are not supported by Coinbase Custody may result in such Digital Asset being irretrievable by Client and Coinbase Custody. Client shall be fully responsible and liable, and Coinbase Custody shall have no liability, obligation, or responsibility whatsoever, regarding any unsupported Digital Asset sent or attempted to be sent to it, or regarding any attempt to use the Custodial Services for Digital Assets that Coinbase Custody does not support. Digital Assets supported by Coinbase Custody shall be listed on the Coinbase PB Site. Coinbase Custody shall provide Client with [***] notice before ceasing to support a Digital Asset, unless Coinbase Custody is required to cease such support by court order, statute, law, rule (including a self-regulatory organization rule), regulation, code, or other similar requirement.

2.5	Use of the Custodial Services. Client acknowledges and agrees that Coinbase Custody may monitor use of the Vault Account and the Custodial Services. The resulting information may be utilized, reviewed, retained, and or disclosed by Coinbase Custody for its internal purposes or in accordance with the rules of any applicable legal, regulatory, or self-regulatory organization or as otherwise may be required to comply with relevant law, sanctions programs, legal process, or government request.

2.6	Independent Verification. If Client is subject to Rule 206(4)-2 under the Investment Advisers Act, Coinbase Custody shall, upon written request, provide Client’s authorized independent public accountant confirmation of or access to information sufficient to confirm (i) Client’s Assets as of the date of an examination conducted pursuant to Rule 206(4)-2(a)(4) or an audit conducted pursuant to Rule 206(4)-2(b)(4), and (ii) that Client Digital Assets are held either in a separate account under Client’s name or in accounts under Client’s name as agent or trustee for Client’s clients.

2.7	Third Party Payments. The Custodial Services are not intended to facilitate third party payments of any kind. As such, Coinbase Custody has no control over, or liability for, the delivery, quality, safety, legality, or any other aspect of any goods or services that Client may purchase or sell to or from a third party (including other users of Custodial Services) involving Digital Assets that Client intends to store, or have stored, in Client’s Vault Account.

3.	Staking

3.1	Staking with Coinbase Custody Validators. For certain supported Digital Assets, Client may engage with Coinbase Custody to provide validator services for such supported Digital Assets pursuant to a separate agreement.

3.2	Staking With Third Party Validators. Client may engage with third-party service providers (“Third Party Staking Service Providers”) to provide validator services for Client’s Digital Assets. From time to time, Coinbase Custody may allow Client to select or designate (A) certain Third Party Staking Service Providers directly via the Coinbase PB Site, or (B) an arbitrary Third Party Staking Service Provider by manually entering the applicable staking or delegate address for such provider via the Coinbase PB Site (collectively, the “Third Party Staking Services”). Notwithstanding the affiliate relationship between the Coinbase Entities and Coinbase Crypto Services, LLC (d/b/a “Coinbase Cloud,” f/k/a Bison Trails), all staking services provided by Coinbase Cloud shall be deemed Third Party Staking Services and Coinbase Cloud shall be deemed a Third Party Staking Service Provider for purposes of this Section.

(i)	Third Party Staking Service Providers may require that Client withdraw its Digital Assets from Client’s Vault Account and transfer such assets to such Third Party Staking Service Provider, in which case, subject to any bonding, unbonding, warm-up, lockup, or any other restrictions on the applicable blockchain network, Client may do so in accordance with this Coinbase PBA.

(ii)	Client hereby acknowledges and agrees that: (1) the availability of any Third Party Staking Service Providers on the Coinbase PB Site does not constitute an endorsement or approval by any Coinbase Entity of any such Third Party Staking Service Provider; (2) by electing to stake or delegate Client’s Digital Assets to any Third Party Staking Service Provider, including via the Third Party Staking Services, Client is subject to such Third Party Staking Service Provider’s terms of use, terms of service, or other applicable agreements; and (3) Third Party Staking Service Providers may require that Client’s Digital Assets be transferred on-chain to a wallet, public key, or smart contract address not controlled by Coinbase Custody or any other Coinbase Entity.

(iii)	Client is [***] Client’s use of any Third Party Staking Service Providers and Third Party Staking Services. Client must ensure that the applicable staking or delegate address for any Third Party Staking Service Provider is accurately entered and updated from time to time, as necessary. There is no assurance that the Third Party Staking Services or any Third Party Staking Service Provider will be available, function, or operate as expected. Client may not receive any rewards regardless of the amount of time or the number of Digital Assets staked or delegated to Third Party Staking Service Providers. In addition, Client’s Digital Assets may be subject to slashing or a total loss due to Client’s use of Third Party Staking Service Providers, including via the Third Party Staking Services. The Coinbase Entities bear no responsibility whatsoever with respect to any decision made by Client to stake or delegate Digital Assets to any Third Party Staking Service Provider, including via the Third Party Staking Services, or any losses, damages, or liabilities arising therefrom.

4.	Coinbase Custody Obligations

4.1	Bookkeeping. Coinbase Custody shall keep timely and accurate records as to the deposit, disbursement, investment, and reinvestment of Client Assets, as required by applicable law and in accordance with Coinbase Custody’s internal document retention policies.

4.2	Insurance. Coinbase Custody shall obtain and maintain, at its sole expense, insurance coverage in such types and amounts as shall be commercially reasonable for the Custodial Services provided hereunder.

5.	Additional Matters

In addition to any additional service providers that may be described in an addendum or attachment hereto, Client acknowledges and agrees that the Custodial Services may be provided from time to time by, through, or with the assistance of affiliates of, or vendors to, Coinbase Custody. Client shall receive notice of any material change in the entities that provide the Custodial Services.

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